Exhibit 99.1

News Release

For Immediate Release

Contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II REPORTS SECOND-QUARTER 2006 RESULTS

•	Net sales of $13.6 million reflect 44 percent year-over-year increase

•	Net loss of $1.5 million includes costs related to Delta transaction, other non-cash related charges and one-time costs

GALION, Ohio, August 9, 2006 – PECO II, Inc. (Nasdaq:PIII), a full-service provider of engineering and on-site installation services and manufacturer of communications power systems and equipment to the communications industry, today reported results for the second quarter ended June 30, 2006.

Second-quarter 2006 Review

PECO II reported net sales of $13.6 million in the second quarter of 2006, a 44 percent increase over the $9.4 million reported in the second quarter of 2005. Excluding $2.4 million of revenues attributable to the Delta acquisition, second-quarter 2006 net sales increased 19 percent over the second quarter of 2005. PECO II reported a net loss of $1.5 million, or $0.05 per basic and diluted share, for the second quarter of 2006, compared with a net loss of $0.6 million, or $0.03 per basic and diluted share, for the second quarter of 2005.

EBITDA was a loss of $0.8 million in the second quarter of 2006, compared with a loss of $0.2 million for the second quarter of 2005. An explanation and reconciliation of GAAP net income to EBITDA is included as Attachment A.

Net loss of $1.5 million for the second quarter of 2006 included $0.3 million related to non-cash amortization costs of Delta intangible assets; $0.3 million in Delta transition costs; $0.1 million in non-capitalized Delta acquisition costs; $0.1 million in non-cash stock-based compensation costs; and $0.1 million for a one-time cost to increase the number of authorized shares of the Company, all of which is discussed below.

PECO II, Inc. Second-quarter 2006 Results/2

Cash used for operating activities was $1.5 million for the six months ended June 30, 2006. This was primarily due to operating losses and increases in inventories and costs and earnings in excess of billings, but was partially offset by increases in accounts payable and accruals. There was $1.3 million of cash provided by investing activities, which was primarily from the sale of the excess manufacturing facility less cash paid for the Delta acquisition. Cash provided by financing activities was $1.2 million, which included use of PECO II’s credit line and the issuance of common stock for options exercised.

Inventory has increased by $5 million for the first six months of 2006. This was primarily due to the $2 million of finished goods received from the Delta Asset Purchase Agreement, as well as the $1.3 million in transit from China. Also our raw material inventory increased, along with additional increases due to the ship and holds and FOB destination balances.

The book-to-bill ratio for the second quarter of 2006 was 1.0, compared with 1.2 in the second quarter of 2005. Customer order backlog of $7.4 million as of June 30, 2006, was a 7 percent increase over the first quarter and remained flat with the second quarter of 2005.

Gross margin of $2.1 million for the second quarter of 2006 was flat compared with the corresponding period in 2005. The gross margin percentage of 15.2 percent was 6.7 percent less than the 21.9 percent in the corresponding period in 2005. This percentage reduction was primarily driven by: 1) a change in product sales mix resulting in lowering gross margin by $0.4 million; 2) Delta transition costs of $0.3 million; 3) raw material cost increases that could not be passed on to customers of $0.1 million; and 4) amortization of $0.2 million relating to the supply agreement obtained as part of the Delta acquisition. Delta transition costs are expected to continue through the third quarter but at a lower rate.

SG&A expenses of $2.8 million for the second quarter of 2006 were $0.9 million greater than the corresponding period in 2005. This increase was primarily attributable to additional investments of $0.5 million in sales and marketing to drive sales growth and the following items: 1) non-capitalized Delta acquisition costs of $0.1 million; 2) non-cash stock-based compensation of $0.1 million; 3) $0.1 million cost to authorize additional capital stock; and 4) amortization of $0.1 million relating to the customer relationships as part of the Delta acquisition.

R&D expenses for the second quarter of 2006 were $0.9 million, a 21.1 percent increase from $0.7 million in the comparable quarter in 2005. R&D as a percentage of product sales declined to 8.9 percent for the period, compared with 11.4 percent for the corresponding period in 2005. The Company continues its efforts to bring new products to the telecom market that add value to or reduce the cost of customers’ offerings.

John G. Heindel, president and chief executive officer, said, “The second-quarter performance highlights both the continued improvement and challenges PECO II is facing in this exciting, competitively charged industry. The revenue growth in the quarter highlighted PECO II’s ability to grow and serve its customers. The net loss of $1.5 million, while disappointing to management, included significant cash and non-cash charges related to the Delta transaction.”

PECO II, Inc. Second-quarter 2006 Results/3

Heindel further noted that PECO II expects to continue to grow its product, systems and services offerings to provide its customers with state-of-the-art, cost-effective solutions to meet their growing requirements. “Additionally, we plan to continue our business expansion and productivity improvements to ensure that these sales provide attractive returns for our shareholders,” he said.

Conference Call on the Web

PECO II will hold a conference call with investors and analysts on Wednesday, August 9, 2006, at 10 a.m. Eastern time. The call will be available over the Internet at www.peco2.com. To listen to the call, go to the Web site to register, download and install any necessary audio software. For those unable to listen to the live broadcast, a replay of the webcast will be archived and available shortly after the call.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. Second-quarter 2006 Results/4

PECO II, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except for per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
Net sales:
Product	$10,130	$6,509	$17,681	$13,174
Services	3,448	2,922	6,368	5,469

	13,578	9,431	24,049	18,643

Cost of goods sold:
Product	8,429	4,722	14,146	9,787
Services	3,089	2,642	5,819	5,070

	11,518	7,364	19,965	14,857

Gross margin:
Product	1,701	1,787	3,535	3,387
Services	359	280	549	399

	2,060	2,067	4,084	3,786

Operating expenses:
Research, development and engineering	897	741	1,686	1,444
Selling, general and administrative	2,823	1,970	5,027	3,942

	3,720	2,711	6,713	5,386

Loss from operations	(1,660)	(644)	(2,629)	(1,600)
Loss from joint venture	—	—	—	(8)

Loss from operations after joint venture	(1,660)	(644)	(2,629)	(1,608)
Interest income, net	123	52	238	100

Loss before income taxes	(1,537)	(592)	(2,391)	(1,508)
Benefit (provision) for income taxes	82	—	64	(20)

Net loss	$(1,455)	$(592)	$(2,327)	$(1,528)

Net loss per common share:
Basic and diluted	$(0.05)	$(0.03)	$(0.09)	$(0.07)

Weighted average common shares outstanding:
Basic and diluted	27,005	21,576	24,639	21,571

PECO II, Inc. Second-quarter 2006 Results/5

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except for per share data)

	June 30, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,811	$8,778
Accounts receivable, net of allowance of $82 in June 30, 2006 and $119 in December 31, 2005	6,667	7,046
Inventories, net of allowance of $2,094 in June 30, 2006 and $2,110 in December 31, 2005	13,149	8,124
Prepaid expenses and other current assets	188	732
Assets held for sale	1,300	3,518
Cost and earnings in excess of billings on uncompleted contracts	2,700	898
Restricted cash	3,578	3,683

Total current assets	37,393	32,779

Property and equipment, at cost:
Land and land improvements	195	195
Buildings and building improvements	4,638	4,608
Machinery and equipment	9,034	9,072
Furniture and fixtures	5,862	5,853

	19,729	19,728
Less-accumulated depreciation	(14,344)	(13,904)

Property and equipment, net	5,385	5,824
Other Assets:
Goodwill, net	6,100	1,774
Intangibles, net	5,432	—
Investment in joint venture	6	6

Total Assets	$54,316	$40,383

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Borrowings under line of credit	2,401	1,419
Capital leases payable	95	92
Accounts payable	4,457	1,880
Accrued compensation expense	1,466	1,106
Billings in excess of cost and earnings on uncompleted contracts	110	79
Accrued income taxes	65	144
Other accrued expenses	5,048	4,455

Total current liabilities	13,642	9,175

Long-term Liabilities:
Capital leases payable, net of current portion	305	354

Shareholders’ Equity:
Common shares, no par value: authorized 150,000,000 shares; 27,059,201 and 22,201,666 shares issued at June 30, 2005 and December 31, 2005	3,433	2,816
Warrants	4,979	—
Additional paid-in capital	115,705	109,978
Retained deficit	(83,748)	(81,420)
Treasury shares, at cost, 0 and 346,925 shares at June 30, 2006 and December 31, 2005, respectively	—	(520)

Total shareholders’ equity	40,369	30,854

Total Liabilities and Shareholders’ Equity	$54,316	$40,383

PECO II, Inc. Second-quarter 2006 Results/6

Attachment A

EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measure so calculated and presented. We define EBITDA as net income/(loss) before interest expense, taxes, depreciation, amortization, and non-cash stock compensation expense. Other companies may define EBITDA differently. We present EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Management also uses this information internally for forecasting and budgeting. You should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of GAAP Net Loss to EBITDA

(unaudited)

(In thousands)	For the Three Months Ended June 30, 2006	For the Three Months Ended June 30, 2005
2nd Quarter EBITDA Breakdown
Net Less per GAAP	$(1,455)	$(592)
Interest expense	$31	$64
Taxes	$(82)	$—
Depreciation/ amortization	$538	$354
Non-cash stock-based compensation	$123	$—

EBITDA	$(845)	$(174)